Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Veeva Systems Inc.:

We consent to the use of our report dated June 26, 2013, with respect to the consolidated balance sheets of Veeva Systems Inc. and subsidiaries as of January 31, 2013 and 2012 and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended January 31, 2013, incorporated by reference herein.

/s/ KPMG LLP

Santa Clara, California

October 16, 2013